FOR IMMEDIATE RELEASE

Norfolk Southern restructures Triple Crown Services subsidiary

NORFOLK, Va., Sept. 18, 2015 – Norfolk Southern Corp. (NYSE: NSC) is restructuring its Triple Crown Services (TCS) subsidiary to focus on the transportation of automobile parts. The railroad will work with shippers and logistics partners to convert other business handled by Triple Crown Services into Norfolk Southern’s current intermodal network.

Triple Crown Services specializes in the use of RoadRailer® equipment in dedicated trains. TCS will continue RoadRailer service for automobile parts between Detroit and Kansas City for the foreseeable future but will transition to containers in other NS lanes.

“This change is a natural evolution in the business,” said Alan H. Shaw, NS executive vice president and chief marketing officer. “We want to retain the best of TCS in specific markets, with efficient door-to-door logistics and award-winning customer service.”

Triple Crown Services has annual revenues of approximately $350 million and currently has a workforce of approximately 240 employees. NS expects to downsize the workforce by about 200 employees by the end of the year. The affected employees will be eligible for severance pay, job placement assistance, and opportunities to apply for positions at NS.

James Newton, TCS president, said the immediate emphasis is on making the transition smooth for customers, employees, families, and trucking partners. “We are proud of the accomplishments of Triple Crown and the service we have provided to our customers, and we are confident that TCS and Norfolk Southern will continue to provide the level of service our customers expect.”

As a result of the restructuring, NS will recognize accelerated depreciation and other costs totaling approximately $65 million in the second half of the year, roughly equal between the third and fourth quarters. The restructuring is expected to be modestly accretive to earnings beginning in 2016.

NS will continue to employ more than 2,000 people in Indiana. “Norfolk Southern maintains a strong transportation presence for shippers, receivers, industrial developers, and communities throughout Indiana,” Shaw said. “We are grateful for our relationships in the state and look forward to future opportunities to partner and grow business.”

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:

NS News Media Inquiries: Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

NS Investor Inquiries: Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

TCS News Media Inquiries: James Newton, 260-416-3600 (jim.newton@triplecrownsvc.com)

www.norfolksouthern.com

www.triplecrownsvc.com

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